EXHIBIT 99.1
NEWS RELEASE

For more information contact:
FEI Company
Jason Willey
Sr. Director, Investor Relations and Corporate Development
(503) 726-2533
jason.willey@fei.com

FEI Announces Quarterly Cash Dividend of $0.30 per Share
HILLSBORO, Ore., June 9, 2016 - FEI Company (NASDAQ: FEIC) announced that its board of directors has approved payment of a quarterly dividend of $0.30 per share of common stock. The dividend will be paid on July 20, 2016 to shareholders of record as of the close of business on July 7, 2016.
The timing and amounts of future dividends are subject to determination and approval by FEI's board.
About FEI

FEI Company (Nasdaq: FEIC) designs, manufactures and supports a broad range of high-performance microscopy workflow solutions that provide images and answers at the micro-, nano- and picometer scales. Its innovation and leadership enable customers in industry and science to increase productivity and make breakthrough discoveries. Headquartered in Hillsboro, Ore., USA, FEI has over 3,000 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement

This news release may be deemed to contain forward-looking statements, including statements regarding FEI's plans to pay quarterly dividends and its ability to fund dividends. Factors that could affect these forward-looking statements include but are not limited to: a significant slowing in revenue; geopolitical risks or other reasons; changes in tax laws applicable to cash dividends; potential significant costs related to additional merger and acquisition activity; and unanticipated costs which reduce operating margins and unexpected uses of cash for restructurings, working capital or other operating purposes. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.